UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2013

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Position of Officer

David Dibble has retired from his position as Senior Vice President of Central Technology at Yahoo! Inc. (the “Company”) effective July 29, 2013. Mr. Dibble will remain with the Company as an advisor to Marissa Mayer, our Chief Executive Officer. In his new position, Mr. Dibble will continue to have an annual base salary of $650,000 and a 90% target annual bonus opportunity. In connection with Mr. Dibble’s transition to his new position, on July 24, 2013, the Compensation and Leadership Development Committee of the Company’s Board of Directors approved the following treatment of Mr. Dibble’s equity awards:

•	Mr. Dibble’s unvested equity awards that were subject only to time-based vesting requirements, and otherwise scheduled to vest on or before July 31, 2014 were accelerated and became vested;

•	The 30,545 shares covered by Mr. Dibble’s performance-based restricted stock units granted in February 2011 were accelerated and became vested;

•

Mr. Dibble will be vested in 7/12th of any performance-based restricted stock units granted to him in February 2013 that are credited in February 2014 (based on achievement of the applicable performance goals); and

•	All of Mr. Dibble’s other unvested equity awards granted by the Company were terminated, without being vested, effective upon his change in position.

Mr. Dibble also agreed to the termination of his prior severance agreement with the Company dated March 16, 2011. The Company and Mr. Dibble entered into a letter agreement to reflect the terms of Mr. Dibble’s transition to his new position.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC.
(Registrant)

By:	/s/ Ronald S. Bell
Name:	Ronald S. Bell
Title:	General Counsel and Secretary

Date: July 29, 2013